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EXHIBIT 10.31

DIRECTOR COMPENSATION

        Mr. and Mrs. Gordon do not receive fees for their service on the Board of Directors or committees. Other directors receive an annual fee of $43,000 plus $1,250 per meeting attended. Each member of the Audit Committee receives an annual retainer of $5,000 and each member of the Compensation Committee receives $1,250 per meeting attended. The Chairman of the Audit Committee receives an additional annual fee of $5,500. Board members are reimbursed for reasonable travel expenses in connection with attending meetings, and, in their capacity as ambassadors of the Company, receive free samples of the Company's products at Halloween and at other times throughout the year.

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  EXHIBIT 10.31
DIRECTOR COMPENSATION